EXHIBIT 10.2

PERSONAL AND CONFIDENTIAL

January 5, 2017

Dear Krishna,

We are pleased to confirm the following additional compensation arrangements applicable to you as the Interim Chief Executive Officer of Weatherford. These compensation arrangements were approved and ratified at the meetings of the Compensation Committee and the full Board on December 12- 13, 2016.

Supplemental Quarterly Cash Payment

You will receive quarterly cash payments of $400,000, prorated from November 9, 2016, for as long as you are employed as interim CEO. A pro rata payment will be made, as applicable; through the date you are named to a new role or terminate your employment with the company. Payments will be made via the normal payroll at the end of the quarter, beginning December 2016, and be subject to all tax and social security withholdings.

Additional Performance Bonus:

You will have an additional Performance Bonus opportunity of up to $1.5 million. The performance criteria to earn the full bonus amount are based on successful completion of the following objectives, each weighted at 25% to allow for a partial bonus opportunity.

•Successful equity raise of up to $500 million
•2nd successful equity raise of up to $500 million
•Debt raise of up to $500 million
•Solution/elimination of pressure pumping leases (approx. $300 million)

Any Performance Bonus earned will be payable 90 days after a permanent CEO of the company is named. This Performance Bonus, which if earned is not payable prior to January 1, 2017, will be forfeited if you voluntarily terminate your employment with the company prior to the date the Performance Bonus is payable. All Performance Bonus payments are meant to be exempt from 409A of the Internal Revenue Code of 1986, as amended.

Supplemental quarterly payments and Performance Bonus amounts detailed above will not to be applied in the calculation of any retirement, health, life insurance, or severance benefits.

Your current compensation, including base salary, target bonus, perquisites and long-term incentive opportunity, will remain unchanged during your tenure as interim CEO.

If you have any questions regarding these items, please contact me at your earliest convenience.

Sincerely,

/s/ James Lukey
James Lukey
Vice President, Human Resources